Exhibit 5.2

[Letterhead of Cooper Levenson April Niedelman & Wagenheim, P.A.]

August 22, 2012

Revel AC, Inc.

500 Boardwalk

Atlantic City, NJ 08401

RE:	$435,599,207 Aggregate Principal Amount of 12% Second Lien Notes Due 2018

Ladies and Gentlemen:

We have acted as special counsel in the State of New Jersey to Revel Entertainment Group, LLC, a New Jersey limited liability company (“REG”), Revel Atlantic City, LLC, a New Jersey limited liability company (“Revel Atlantic City”), and NB Acquisition, LLC, a New Jersey limited liability company (“NB Acquisition” and, together with REG and Revel Atlantic City, the “New Jersey Guarantors”) in connection with the public offering (the “Transaction”) of up to $435,599,207 aggregate principal amount of 12% Second Lien Notes due 2018 (the “Exchange Notes”) by Revel AC, Inc., a Delaware corporation (the “Issuer”). Capitalized and undefined terms used herein shall have the meanings that are ascribed to such terms in the Indenture, dated as of February 17, 2011, by and among the Issuer, the New Jersey Guarantors, Revel AC, LLC, a Delaware limited liability company (“Revel AC” and, together with the New Jersey Guarantors, the “Guarantors”), and U.S. Bank National Association, as trustee (the “Indenture”).

The Indenture provides for the guarantee of the Exchange Notes by the Guarantors (the “Guarantees”), to the extent set forth in the Indenture. The Exchange Notes are to be offered in exchange for a like principal amount of the issued and outstanding 12% Second Lien Notes due 2018 of the Issuer issued on February 17, 2011 (the “Original Notes”) and the guarantees thereof by the Guarantors, as contemplated by the Registration Rights Agreement, dated as of February 17, 2011, by and among the Issuer, the Guarantors, and the purchasers of the Original Notes listed on Schedule II thereto (the “Registration Rights Agreement”).

We have not been involved in the preparation of the Registration Statement (as defined below), nor were we involved in the negotiation, preparation or execution of the Indenture or Guarantees

COOPER LEVENSON APRIL NIEDELMAN & WAGENHEIM, P.A.

Revel Atlantic City, Inc.

August 22, 2012

contained therein, or the Registration Rights Agreement, the Original Notes, the Exchange Notes, or any of other related agreements executed or delivered in connection with the Original Notes or the Exchange Notes.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(a) the registration statement on Form S-4 of the Issuer and the Guarantors relating to the Exchange Notes and the Guarantees to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) an executed copy of the Indenture, including Article 11 thereof containing the Guarantee obligations of the Guarantors; and

(c) copies of the organizational documents of each of the New Jersey Guarantors, as set forth on Schedule A attached hereto and made a part hereof (the “Organizational Documents”).

In addition, we have examined such other documents, records and proceedings as we have deemed relevant or material, and have conducted such other investigations as we have deemed necessary, in order to render the opinions set forth below.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. Based solely upon the Organizational Documents, the Guarantees by the New Jersey Guarantors have been duly authorized by all requisite limited liability company action.

2. When the Exchange Notes have been duly executed, authenticated, issued and delivered in exchange for the Original Notes in accordance with the terms of the Indenture, the Registration Rights Agreement and the Transaction, the Exchange Notes will constitute binding obligations of the Issuer under the laws of the State of New Jersey, to the extent such laws are applicable.

3. When the Exchange Notes have been duly executed, authenticated, issued and delivered in exchange for the Original Notes in accordance with the terms of the Indenture, the Registration Rights Agreement and the Transaction, the Guarantees will constitute binding

COOPER LEVENSON APRIL NIEDELMAN & WAGENHEIM, P.A.

Revel Atlantic City, Inc.

August 22, 2012

obligations of the Guarantors under the laws of the State of New Jersey, to the extent such laws are applicable.

With your permission, the opinions set forth in this letter are subject to the following assumptions, which we have made without investigation:

(a) Each of the parties to the Documents and all other documents executed and delivered in connection therewith or, by previous execution and delivery, applicable thereto (collectively, with the Documents, the “Transaction Documents”), other than the New Jersey Guarantors (all such parties other than the New Jersey Guarantors, the “Other Parties” and singly, an “Other Party”), has duly and validly executed and delivered each of the Transaction Documents to which such Other Party is a signatory. The execution and delivery of the Transaction Documents have been duly authorized by all necessary action of the Other Parties; the Other Parties have all necessary power and authority to enter into and perform their respective obligations under the Transaction Documents; consideration sufficient to support the enforceability of the Transaction Documents has been paid or provided; and the Transaction Documents are the legal, valid and binding obligations of each such Other Party, as applicable, and are enforceable against each such Other Party that is party thereto in accordance with their respective terms.

(b) Each person, other than the New Jersey Guarantors, executing any of the Transaction Documents, whether individually or on behalf of an entity, is duly authorized to do so.

(c) Each natural person executing any of the Transaction Documents is legally competent to do so.

(d) All signatures of natural persons on the Transaction Documents are genuine.

(e) All documents submitted to us as originals are authentic; all documents submitted to us as certified, photostatic copies of certified, or other photostatic copies conform to the original document, and all public records (and photostatic copies thereof) reviewed are accurate and complete.

(f) The terms and conditions of the Original Notes and the Exchange Notes, as reflected in the Transaction Documents, have not been amended, modified or supplemented by any other agreement or understanding of the parties or waiver of any of the material provisions of the Transaction Documents.

(g) Any public records reviewed by us were accurate and complete as of the dates thereof.

(h) The statements of fact and representations and warranties set forth in the Transaction Documents remain true and correct in all material respects as of the date hereof.

COOPER LEVENSON APRIL NIEDELMAN & WAGENHEIM, P.A.

Revel Atlantic City, Inc.

August 22, 2012

Our opinions are subject to the following exceptions, limitations and qualifications:

(A) Our opinions are subject to: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, unconscionability, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) limitations on enforceability of rights to indemnification by federal or state securities laws or regulations or by public policy.

(B) Our opinions apply only insofar as the laws of the State of New Jersey and the laws of the United States of America of general applicability to transactions similar to the Transaction may be concerned, and we express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed after the date hereof.

We express no opinion regarding the gaming laws of any jurisdiction, including the State of New Jersey, or as to the effect of any gaming laws on the opinions expressed herein.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. Subject to all qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Skadden, Arps, Slate, Meagher & Flom LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Issuer, as filed with the Commission as Exhibit 5.1 to the Registration Statement on the date hereof.

Very truly yours,

/s/ Cooper Levenson April Niedelman & Wagenheim, P.A.

COOPER LEVENSON APRIL NIEDELMAN & WAGENHEIM, P.A.

Revel Atlantic City, Inc.

August 22, 2012

Exhibit A

Organizational Documents

Revel Entertainment Group, LLC, a New Jersey limited liability company

A.	Certificate of Formation of Revel Entertainment, LLC, filed with the New Jersey Department of the Treasury on November 12, 2008

B.	Restated and Amended Certificates of Formation, filed, respectively, with the New Jersey Department of the Treasury on February 17, 2011 and February 2, 2012

C.	Second Amended and Restated Limited Liability Company Operating Agreement, dated as of February 17, 2011

D.	Certificate of Merger of Revel Entertainment Group, LLC, a Delaware limited liability company, and Revel Entertainment, LLC, a New Jersey limited liability company, filed with the New Jersey Department of the Treasury on February 17, 2011, and Certificate of Merger of a Domestic Limited Liability Company into a Foreign Limited Liability Company, filed with the Delaware Secretary of State on February 17, 2011

E.	Short Form Standing Certificate of Revel Entertainment, LLC issued by the New Jersey Department of Treasury, dated August 14, 2012

F.	Action by Written Consent of the Sole Member of Revel Entertainment Group, LLC, dated as of February 17, 2011

G.	Certificate of Secretary of Revel Entertainment Group, LLC, dated as of August 22, 2012

Revel Atlantic City, LLC, a New Jersey limited liability company

A.	Certificate of Formation, filed with the New Jersey Department of the Treasury on or about July 20, 2006

B.	Amended and Restated Certificate of Formation of Revel Atlantic City, LLC, filed with the New Jersey Department of the Treasury on February 17, 2011

C.	Amended and Restated Limited Liability Company Operating Agreement made as of July 20, 2006

D.	Short Form Standing Certificate issued by the New Jersey Department of Treasury, dated August 14, 2012

E.	Action by Written Consent of the Sole Member of Revel Atlantic City, LLC, dated as of February 17, 2011

F.	Certificate of Secretary of Revel Atlantic City, LLC, dated as of August 22, 2012

COOPER LEVENSON APRIL NIEDELMAN & WAGENHEIM, P.A.

Revel Atlantic City, Inc.

August 22, 2012

NB Acquisition LLC, a New Jersey limited liability company

A.	Certificate of Formation, filed on or about July 10, 2006

B.	Amended and Restated Certificate of Formation of NB Acquisition LLC, filed with the New Jersey Department of the Treasury on February 17, 2011

C.	Amended and Restated Limited Liability Company Operating Agreement made as of February 17, 2011

D.	Short Form Standing Certificate issued by the New Jersey Department of Treasury, dated August 14, 2012

E.	Action by Written Consent of the Sole Member of NB Acquisition LLC, dated as of February 17, 2011

F.	Certificate of Secretary of NB Acquisition, LLC, dated as of August 22, 2012